ZOWCOM, INC.
-------------------------------------------------------------------------------


WEDNESDAY JUNE 25, 2003

COMPANY PRESS RELEASE

SOURCE: Zowcom, Inc.

ZOWCOM, INC. ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO ACQUIRE PROCERA NETWORKS, INC.

(Huntington Beach, California) - June 25, 2003 - Zowcom, Inc. ("Zowcom"), a publicly- traded company on the OTC: BB (trading symbol: ZWCM.OB), is pleased to announce that it has entered into a definitive agreement whereby Zowcom agreed to acquire Procera Networks, Inc. ("Procera") in a stock for stock transaction. Doug Glader, CEO of Procera Networks and Jay Zerfoss, CFO of Procera Networks will become CEO and CFO of the combined company, which will be renamed Procera Networks, Inc. After the merger, approximately 19 million shares will be outstanding. The closing is subject to shareholder approval, and the satisfaction of other customary conditions.

Dan Spaulding, Zowcom's CEO said, "We are excited about this opportunity presented by this acquisition and the potential it offers to our shareholders. We look forward to consummating this transaction and believe Procera's vision will lead Zowcom in a new and positive direction.


Doug Glader, CEO of Procera, stated: "Procera Networks has exciting new proprietary, Layer 7 technology and patent-pending products that service networking and storage markets that exceed $1 billion in potential annual revenue. Access to the public markets will support the expected rapid growth of the company."

Beginning in 2001, Procera Networks developed and patented the first hardware-based Layer 2-7 switch that operates at "wire-speed". Procera Networks Layer 7 content delivery switches provide wirespeed routing, switching, flow metering and packet shaping for securely delivering information and applications across wireless and wireline networks. Procera's MLS-XP is the industry's first wirespeed, Layer 7 QoS (Quality of Service) Application Switch and Procera has trademarked "QoS Everywhere".

QoS Everywhere is part of Procera Networks' global strategy for developing and marketing a family of network and storage products that deliver applications reliably, securely and calibrated to the performance needs of the user. Its flagship product is the industry's first QoS Application Switch to prioritize applications and bandwidth at wirespeed in Layer 7 for 10/100/1000MBPS environments. Procera was first to market and has filed patents in several key areas of Layer 7 technology. Procera Networks can be found on the World Wide Web at http://www.proceranetworks.com.

Safe Harbor Statement
Statements in this release that are not historical, are forward looking and involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity capital, the ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them, introduction of new services, commercial acceptance and viability of new services, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of customers to finance their purchases of the company's services, the timing of new technology and product introductions, and the risk of early obsolescence. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control, such as announcements by competitors and service providers.

For additional information contact:

CONTACT:

Investor Contact: John Liviakis, Liviakis Financial Communications, Inc. (415) 389-4670 or info@liviakis.com Company Contacts:

Jay Zerfoss, CFO at 408-874-4332 or jzerfoss@proceranetworks.com
Doug Glader, CEO at 408-874-4675 or dglader@proceranetworks.com